SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (date of earliest event reported) January 19, 2001


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




      Delaware                    0-16014                    23-2417713
   (State or other        (Commission File Number)         (IRS Employer
   jurisdiction of                                       Identification No.)
    incorporation)



               One North Main Street - Coudersport, PA 16915-1141
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830

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Item 5.  Other Events.

         On January 8, 2001, the Company and one of its subsidiaries filed a complaint against GS Communications, Inc. ("GS") and Great Southern Printing and Manufacturing Company in the Court of Common Pleas of York County, Pennsylvania at No. 2001SU-00138-08. The complaint alleges that Plaintiffs entered into an agreement with GS to purchase GS's cable television systems. The complaint further alleges that GS has not fulfilled its covenants under the agreement. The complaint seeks, among other relief, a declaration that the Company has fulfilled all of its obligations under the agreement, that the Company is not in default of the agreement, and that because GS has not complied with its covenants, the Company is not immediately obligated to close on the transaction. The complaint further seeks an order requiring GS to comply with its obligations under the agreement. On January 19, 2001, the defendants filed a notice of removal to remove the case to U.S. District Court for the Middle District of Pennsylvania. The defendants also filed an answer to the Company's complaint denying the Company's allegations that GS did not fulfill its covenants under the agreement. The defendants also filed counterclaims seeking a declaration that GS fulfilled its obligations under the agreement and that the Company is required to close the transaction, seeking specific performance of the agreement by the Company, and seeking damages because the Company allegedly breached the agreement by not closing the transaction. The Company believes the defendants' claims are without merit, and intends to vigorously defend the claims raised by the defendants. Management believes that this matter will not have a material adverse effect on the Company.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 22,  2001               ADELPHIA COMMUNICATIONS CORPORATION
                                                 (Registrant)

                                      By:   /s/ Timothy J. Rigas

                                         Timothy J. Rigas
                                         Executive Vice President, Treasurer
                                         and Chief Financial Officer